Exhibit 99.1

ArriVent BioPharma Reports Full Year 2024 Financial Results

●	First clinical data demonstrating robust confirmed responses and CNS anti-tumor activity for firmonertinib in first-line NSCLC EGFR PACC mutations
●	Global pivotal Phase 3 monotherapy study for firmonertinib in first-line NSCLC harboring EGFR exon 20 insertion mutations achieved target enrollment
●	Selected next-generation ADC candidate ARR-002 for IND enabling studies
●	Cash and cash equivalents of $266.5 million as of December 31, 2024

NEWTOWN SQUARE, PA, March 3, 2025 (GLOBE NEWSWIRE) -- ArriVent BioPharma, Inc. (Company or ArriVent) (Nasdaq: AVBP), a clinical-stage company dedicated to accelerating the global development of innovative biopharmaceutical therapeutics, today reported financial results for the year ended December 31, 2024, and highlighted recent Company progress.

“This has been a productive year for ArriVent that included strong achievement across our firmonertinib clinical programs and significant execution of our company strategy through the expansion of our ADC portfolio. The differentiated potential of firmonertinib to address classical and uncommon EGFR mutations was reinforced by the robust anti-tumor activity in NSCLC patients with EGFR PACC mutations reported at the World Conference on Lung Cancer, and the preclinical data presented at AACR” said Bing Yao, Chairman and Chief Executive Officer of ArriVent. “We also bolstered our ADC portfolio with the recent in-licensing of ARR-217 (MRG007) and research collaboration with Alphamab, underscoring our commitment to further expand our pipeline and develop new innovative therapies to potentially treat cancer patients with unmet medical need.”

Dr. Yao continued, “We have achieved our target enrollment of 375 patients in our global, pivotal Phase 3 monotherapy study of firmonertinib in first-line NSCLC patients with EGFR exon 20 insertion mutations.   In addition, we plan to provide an update on our plans to investigate firmonertinib as monotherapy in first line NSCLC patients with EGFR PACC mutations in the first half of 2025. For our ADC portfolio, we selected our next-generation ADC candidate, ARR-002, for IND-enabling activities. Our focus continues to be on executing across our near-term catalysts and we are poised for an impactful year ahead.”

Recent and Full Year 2024 Highlights

Firmonertinib

●	Achieved target enrollment for the global pivotal Phase 3 monotherapy study of firmonertinib in first-line NSCLC EGFR exon20 insertion mutations (FURVENT; NCT05607550). Earlier this year, ArriVent reached its target enrollment in the FURVENT study. Firmonertinib, an oral, highly brain-penetrant, and broadly active mutation-selective epidermal growth factor receptor (EGFR) inhibitor, received FDA Breakthrough Therapy Designation in this patient population.
●	Positive proof-of-concept data in EGFR PACC mutant NSCLC. In September 2024, ArriVent presented interim Phase 1b clinical data for first-line firmonertinib monotherapy in NSCLC patients with EGFR PACC mutations (FURTHER; NCT05364043) during the Presidential Symposium at the

2024 World Conference on Lung Cancer and hosted a virtual webinar. Firmonertinib demonstrated robust systemic and CNS anti-tumor activity with a manageable safety profile consistent with previous trials in what we believe to be the first clinical dataset testing an EGFR inhibitor in a prospectively defined population of EGFR PACC mutant NSCLC.
●	Presentation of preclinical data for firmonertinib at the 2024 AACR Annual Meeting. In April 2024, ArriVent presented data evaluating firmonertinib in preclinical models with EGFR exon 20 insertion mutations and with P-loop and alpha-c helix compressing (PACC) mutations at the AACR Annual Meeting. In the preclinical study, firmonertinib was observed to be broadly active across a wide range of uncommon mutations including PACC and exon 20 insertion mutations.
●	Initiated Phase 1b combination study with firmonertinib and SHP2 allosteric inhibitor ICP-189. In March 2024, ArriVent’s clinical collaboration partner Beijing InnoCare Pharma Tech Co., Ltd., dosed the first patient in the Phase 1b combination study targeting advanced or metastatic NSCLC patients with EGFR classical mutations.

Pipeline

●	Added ARR-217 (MRG007) to our pipeline from Lepu Biopharma. In January 2025, ArriVent entered into a collaboration with Lepu Biopharma Co., Ltd. for ARR-217, an ADC with the potential to target several GI cancers. Under the agreement, ArriVent obtained the exclusive rights to develop and commercialize ARR-217 worldwide outside of greater China, which includes mainland China, Hong Kong, Macau and Taiwan.
●	Selected a next-generation antibody drug conjugate (ADC) candidate. In late 2024, ArriVent and its partner, Aarvik Therapeutics, Inc., selected a multi-target multivalent ADC candidate, ARR-002, for the treatment of solid tumors. ArriVent has initiated IND-enabling studies for ARR-002.
●	Entered into an ADC collaboration agreement with Alphamab. In June 2024, ArriVent entered into a collaboration agreement with Jiangsu Alphamab Biopharmaceuticals Co., Ltd. (Alphamab), a wholly owned subsidiary of Alphamab Oncology, to discover, develop and commercialize novel ADCs for the treatment of cancers. Under the agreement, both companies leverage Alphamab’s proprietary linker-payload platform and glycan-conjugation technology to identify novel ADCs for oncology indications. The collaboration agreement grants ArriVent exclusive rights to develop and commercialize ADCs globally, except greater China, which includes mainland China, Hong Kong, Macau and Taiwan.

Upcoming Milestones

●	EGFR PACC plans. Data from the FURTHER Phase 1b (NCT05364043) trial continues to mature for first-line firmonertinib monotherapy in NSCLC patients with EGFR PACC mutations. ArriVent expects to provide an update on our plans to develop firmonertinib in EGFR PACC mutant NSCLC in the first half of 2025.

●	First IND Filing for ADC Program. ArriVent and its partner, Lepu BioPharma, plan to file the first IND for ARR-217 in the first half of 2025.

●	Top-line pivotal Phase 3 data. Firmonertinib has reached its target enrollment in the FURVENT study. ArriVent anticipates having top-line data in 2025 and expects to provide an update on timing of the top-line Phase 3 data release in Q2 2025.

2024 Financial Results

●	As of December 31, 2024, the Company had cash, cash equivalents, and short and long-term investments of $266.5 million, which is expected to fund operations into 2026. Net cash used in operations was $70.2 million and $55.8 million for the years ended December 31, 2024 and 2023, respectively. During 2024, ArriVent completed an IPO raising net proceeds of $183.2 million, after deducting underwriting discounts, commissions, and other offering expenses.

●	Research and development expenses were $79.0 million and $64.9 million for the years ended December 31, 2024 and 2023, respectively. The increase in expense was primarily due to increased headcount and clinical expense related to firmonertinib.

●	General and administrative expenses were $15.3 million and $9.7 million for the years ended December 31, 2024 and 2023, respectively. The increase in expense was primarily due to expenses related to expanding the infrastructure necessary for operating as a public company.

●	Net loss was $80.5 million and $69.3 million for the years ended December 31, 2024 and 2023, respectively.

About ArriVent

ArriVent is a clinical-stage biopharmaceutical company dedicated to the identification, development, and commercialization of differentiated medicines to address the unmet medical needs of patients with cancers. ArriVent seeks to utilize its team’s deep drug development experience to maximize the potential of its lead development candidate, firmonertinib, and advance a pipeline of novel therapeutics, such as next-generation antibody drug conjugates, through approval and commercialization.

About Firmonertinib

Firmonertinib is an oral, highly brain-penetrant, and broadly active mutation-selective epidermal growth factor receptor (EGFR) inhibitor active against both classical and uncommon EGFR mutations, including PACC and exon 20 insertion mutations. In March 2021, firmonertinib was approved in China for first-line advanced non-small-cell lung cancer (NSCLC) with EGFR exon 19 deletion or L858R mutations and for patients with previously treated locally advanced or metastatic NSCLC with EGFR T790M mutation, otherwise known as EGFR classical mutations.

Firmonertinib was granted U.S. Food and Drug Administration (FDA) Breakthrough Therapy Designation for the treatment of patients with previously untreated locally advanced or metastatic non-squamous NSCLC with EGFR exon 20 insertion mutations. Firmonertinib was also granted U.S. FDA Orphan Drug Designation for the treatment of NSCLC with EGFR mutations or human epidermal growth factor receptor 2 (HER2) mutations or HER4 mutations.

Firmonertinib is currently being studied in a global Phase 3 trial for first-line NSCLC patients with EGFR exon 20 insertion mutations (FURVENT; NCT05607550) and in a global Phase 1b study, which includes a cohort evaluating firmonertinib in patients with EGFR PACC mutations (FURTHER; NCT05364043). In addition, firmonertinib is also being studied in a clinical combination study targeting advanced or metastatic NSCLC patients with EGFR classical mutations, in partnership with Beijing InnoCare Pharma Tech Co., Ltd.

About EGFR mutant NSCLC

Globally, lung cancer is the leading cause of cancer-related deaths among men and women. NSCLC is the predominant subtype of lung cancer, accounting for approximately 85% of all cases. Mutational activation of the EGFR is a frequent and early event in the development of NSCLC. EGFR mutations are divided into classical and uncommon. EGFR exon 20 insertion mutations are a group of uncommon EGFR mutations and constitute approximately 9% of all EGFR mutations. PACC mutations are another group of uncommon EGFR mutations and represent approximately 12% of all EGFR mutations. Patients with NSCLC whose tumors harbor uncommon EGFR mutations have significantly lower life expectancy with available therapies and represent an area of unmet medical need.

About EGFR PACC mutations

P-loop and αC-helix compressing (PACC) EGFR mutations are a distinct set of approximately 70 mostly missense activating mutations within the kinase domain of EGFR. They are similar to Exon 20 insertion mutations in narrowing the drug binding pocket to affect tyrosine kinase inhibitor activity. PACC mutations are diagnosed through commercially available NGS and most PCR tests. Patients with PACC mutations have limited treatment options, and there is no broadly utilized standard of care treatment for first-line PACC mutant patients.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations or financial condition, business strategy and plans, cash runway, estimates of our addressable market, activity of firmonertinib compared to available therapies, anticipated clinical milestones, the timing of our planned update of a potential pivotal study of firmonertinib in patients with NSCLC EGFR PACC mutations, top-line pivotal Phase 3 data for firmonertinib in previously untreated NSCLC patients whose tumors contain EGFR exon 20 insertion mutations, and the timing of the planned IND filing for ARR-217, and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as

“anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. Forward-looking statements are based on ArriVent’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, risks and uncertainties that are described more fully in the section titled “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2024, to be filed with the Securities and Exchange Commission on March 3, 2025 and our other filings with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made as of this date, and ArriVent undertakes no duty to update such information except as required under applicable law.

ARRIVENT BIOPHARMA, INC.

BALANCE SHEETS
(in thousands, except share and per share data)
(Unaudited)

	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$74,293	$150,389
Short-term investments	144,570	—
Prepaid expenses and other current assets	8,116	9,579
Total current assets	226,979	159,968
Long-term investments	47,683	—
Right of use assets – operating leases	154	291
Deferred offering costs	—	2,732
Other assets	126	107
Total assets	$274,942	$163,098

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$3,782	$4,532
Accrued expenses	13,330	6,952
Operating lease liabilities	162	140
Total current liabilities	17,274	11,624
Operating lease liabilities, net of current amount	14	177
Total liabilities	17,288	11,801

Series A convertible preferred stock $0.0001 par value, 150,000,000 shares authorized; 0 and 150,000,000 shares issued and outstanding at December 31, 2024 and 2023, respectively	—	149,865
Series B convertible preferred stock $0.0001 par value, 147,619,034 shares authorized; 0 and 147,619,034 shares issued and outstanding at December 31, 2024 and 2023, respectively	—	154,625

Stockholders’ equity (deficit):
Preferred stock $0.0001 par value, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock $0.0001 par value, 200,000,000 shares authorized; 33,706,765 and 2,745,480 shares issued and outstanding at December 31, 2024 and 2023, respectively	3	—
Additional paid-in capital	496,195	4,652
Accumulated deficit	(238,333)	(157,845)
Accumulated other comprehensive (loss)	(211)	—
Total stockholders’ equity (deficit)	257,654	(153,193)
Total liabilities, convertible preferred stock and stockholders’ equity	$274,942	$163,098

ARRIVENT BIOPHARMA, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(Unaudited)

	Year Ended December 31,
	2024	2023
Operating expenses:
Research and development	$79,004	$64,884
General and administrative	15,304	9,706
Total operating expenses	94,308	74,590
Operating loss	(94,308)	(74,590)
Interest and investment income	13,820	5,257
Net loss	(80,488)	(69,333)
Unrealized (loss) on marketable securities, net of tax	(211)	—
Total other comprehensive (loss)	(211)	—
Total comprehensive loss	$(80,699)	$(69,333)

Share information:
Net loss per share attributable to common stockholders, basic and diluted	$(2.56)	$(32.38)
Weighted-average shares of common stock outstanding, basic and diluted	31,469,328	2,140,951

Contact:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com